Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FIRST QUARTER 2024 RESULTS,
ANNOUNCES $0.17 PER SHARE DIVIDEND

●	Revenues of $1.9 billion, net income of $71.6 million
●	Earnings per diluted share of $0.88
●	Challenging market conditions impact Class 8 new truck sales and overall financial performance
●	Absorption ratio 130.1%
●	Board declares cash dividend of $0.17 per share of Class A and Class B common stock

SAN ANTONIO, Texas, April 23, 2024 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2024, the Company achieved revenues of $1.872 billion and net income of $71.6 million, or $0.88 per diluted share, compared with revenues of $1.912 billion and net income of $90.5 million, or $1.07 per diluted share, in the quarter ended March 31, 2023. Additionally, the Company’s Board of Directors declared a cash dividend of $0.17 per share of Class A and Class B Common Stock, to be paid on June 10, 2024, to all shareholders of record as of May 9, 2024.

On July 25, 2023, the Company’s Board of Directors declared a three-for-two stock split with respect to both the Company’s Class A and Class B common stock which was effected in the form of a stock dividend. On August 28, 2023, the Company distributed one additional share of stock for every two shares of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, held by shareholders of record as of August 7, 2023.  All share and per share data in this earnings release have been adjusted and restated to reflect the stock split as if it occurred on the first day of the earliest period presented.

“As we expected, with new Class 8 truck production having caught up to the pent-up market demand and persistent low freight rates and high interest rates, we experienced a decline in our new Class 8 truck sales in the first quarter,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer, and President of Rush Enterprises. “Demand for aftermarket parts and services was flat compared to the first quarter of 2023, largely resulting from those previously noted economic factors, which directly affect over-the-road customers, our largest customer segment. All of these factors had a negative impact on our revenues and profitability this quarter,” he said. “However, we experienced healthy growth in aftermarket demand from public sector, refuse, and medium-duty leasing customers. In addition, we outpaced industry with respect to the medium-duty truck sales market, growing 9.6% in new Class 4-7 truck sales compared to the first quarter of 2023, and we executed well on our used truck inventory and sales strategy, though we believe used truck values may decline further,” he added.

“As we look ahead, over-the-road carriers continue to be plagued by challenging economic factors and the current freight recession, which we currently believe will extend into at least late 2024. In the second quarter, we expect that new Class 8 and new Class 4-7 truck sales will improve compared to the first quarter, primarily due to the timing of deliveries to certain of our larger customers, and we believe that demand should remain steady for new Class 4-7 trucks for the remainder of the year. In the aftermarket, difficult operating conditions are likely to continue, but we expect some normal seasonal lift in the warmer months, as well as strong demand from vocational customers throughout the year. Considering these factors and the uncertainty regarding inflation and interest rates and the timing of a recovery in freight rates, we have decided to take immediate action to reduce expenses to partially offset anticipated reductions in revenue caused by the softening commercial vehicle market. With the strategic decisions we made several years ago to diversify our customer base and focus on supporting large national fleets, and our efforts to reduce expenses across all areas of the company, we believe we will be able to successfully navigate this difficult market cycle,” he said.

“It is important that I sincerely thank all of our employees for their hard work this quarter. I am especially grateful for their ability to remain focused on our long-term goals despite challenging market conditions while also continuing to provide best-in-class service to our customers,” Rush said.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 60.8% of the Company’s total gross profit in the first quarter of 2024, with parts, service and collision center revenues reaching $649.2 million, up 0.1% compared to the first quarter of 2023. The Company achieved a quarterly absorption ratio of 130.1% in the first quarter of 2024, compared to 136.5% in the first quarter of 2023.

“In the first quarter, our aftermarket results were flat year-over-year, and our performance was in-line with the industry. The sluggish freight market and other economic factors continue to negatively impact over-the-road customers including both small carriers and larger fleets. On a positive note, we did experience growth from our public sector, refuse and medium-duty leasing customers, which helped us partially offset the challenges facing the industry this quarter,” Rush said.

“As we look to the second quarter, we expect demand for aftermarket parts and services will remain consistent with the first quarter, with some seasonal increases as we enter the summer months, and we believe our second quarter results will be fairly consistent with our first quarter performance. However, the current freight recession will continue to negatively impact our customers, including larger fleets. Despite the challenging operating environment, we remain committed to executing on our strategic initiatives, especially with respect to Xpress services, contract maintenance and mobile service.,” he said.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 57,181 units in the first quarter of 2024, down 13.1% over the same period last year, according to ACT Research. The Company sold 3,494 new Class 8 trucks in the first quarter, a decrease of 20.0% compared to the first quarter of 2023, which accounted for 6.0% of the new U.S. Class 8 truck market and 1.4% of the new Canada Class 8 truck market. ACT Research forecasts U.S. retail sales of new Class 8 trucks to total 228,000 units in 2024, a 16.0% decrease compared to 2023.

“Production levels of new Class 8 trucks have now caught up to the pent-up demand caused by limited production over the past few years. Additionally, other economic and industry factors such as low freight volumes and high interest rates, are negatively impacting the new Class 8 truck market and causing a significant decrease in demand for new Class 8 trucks,” said Rush. “While our results were down slightly compared to the industry, we did experience strong demand from vocational customers, which we believe will continue through the year,” he added.

“Looking ahead, we are closely monitoring production issues with body companies, which are currently delaying new truck deliveries. We are also monitoring certain component part shortages, which could also cause delivery delays. In addition, we expect the current freight recession to continue until at the least the end of 2024, which we believe will cause retail sales of new Class 8 trucks to decrease in the second half of 2024 compared to the first half of the year. As a result of our commitment to supporting large vocational fleets, along with the timing of some large deliveries, we believe our second quarter performance will improve compared to our first quarter results, and that we are well positioned to take advantages of sales opportunities that may present themselves in the third and fourth quarters,” he said.

New U.S. Class 4 through 7 retail commercial vehicle sales totaled 59,786 units in the first quarter of 2024, up 6.5% over the same period last year, according to ACT Research. The Company sold 3,331 Class 4 through 7 medium-duty commercial vehicles in the first quarter, an increase of 9.6% compared to the first quarter of 2023, which accounted for 5.4% of the total new U.S. Class 4 through 7 commercial vehicle market and 2.7% of the new Canada Class 5 through 7 commercial vehicle market. ACT Research forecasts U.S. retail sales for new Class 4 through 7 commercial vehicles to be approximately 262,000 units in 2024, a 3.7% increase compared to 2023.

“While we were still operating within the confines of truck allocation in the first quarter, new Class 4-7 commercial vehicle production continued to increase, lead times for new vehicles decreased and supply was less constrained,” said Rush. “The timing of deliveries continues to be impacted by delays at body manufacturers, but we are seeing those delays subside in many key areas. Demand was steady throughout our customer base, and we were pleased to significantly outpace the industry in the first quarter,” he added.

“As we look forward, new Class 4-7 commercial vehicle production is still somewhat constrained, but we believe it will continue to improve, and we expect demand to remain steady as customers replace older equipment with new vehicles. We will continue to monitor concerns regarding consumer spending and higher interest rates and their potential impact on Class 4-7 truck demand. Currently, we believe Class 4-7 commercial vehicle sales will improve in the second quarter compared to the first quarter and remain strong for the remainder of the year,” Rush added.

The Company sold 1,818 used commercial vehicles in the first quarter of 2024, an 8.0% increase compared to the first quarter of 2023. “Though depressed freight rates and high interest rates continued to cause weak demand and lower-than-normal values for used trucks in our industry, we executed well on our used truck inventory and sales strategy and achieved positive results despite the challenging environment,” said Rush. “Looking ahead, while the rate of the decline in used truck values is slowing, we do not believe it has hit bottom yet. Further, we are closely monitoring fuel prices, as any significant increase will put additional pressures on an already challenging used truck market. However, due to the diversity of our product mix and network, we are confident we can support customer demand and we believe our second quarter results will be on par with our first quarter performance,” Rush said.

Leasing and Rental

“Revenues from our Rush Truck Leasing division were up slightly compared to the first quarter of 2023, and the financial results from our lease and rental operations remained strong,” said Rush. “Our positive results were largely due to the delivery of new leased vehicles, as manufacturers were able to increase production and catch up to leasing demand. Our rental utilization continued to decline slightly from the peak levels we experienced in 2023 and are now in line with historical utilization rates. We expect rental utilization rates to improve slightly in the second quarter. The age of our leasing and rental fleet continues to decrease as new vehicle production increases, and therefore, we expect our operating costs to moderate this year. We believe that our leasing and rental financial results will remain solid for the remainder of 2024,” Rush said.

Financial Highlights

In the first quarter of 2024, the Company’s gross revenues totaled $1.872 billion, a 2.1% decrease from $1.912 billion in the first quarter of 2023. Net income for the quarter was $71.6 million, or $0.88 per diluted share, compared to net income of $90.5 million, or $1.07 per diluted share, in the quarter ended March 31, 2023.

Aftermarket products and services revenues were $649.2 million in the first quarter of 2024, compared to $648.2 million in the first quarter of 2023. The Company delivered 3,494 new heavy-duty trucks, 3,331 new medium-duty commercial vehicles, 456 new light-duty commercial vehicles and 1,818 used commercial vehicles during the first quarter of 2024, compared to 4,365 new heavy-duty trucks, 3,038 new medium-duty commercial vehicles, 504 new light-duty commercial vehicles and 1,684 used commercial vehicles during the first quarter of 2023.

Rush Truck Leasing operates 57 PacLease and Idealease franchises across the United States and Canada with more than 9,800 trucks in its lease and rental fleet and more than 2,100 trucks under contract maintenance agreements. Lease and rental revenue increased 1.4% in the first quarter of 2024 compared to the first quarter of 2023.

During the first quarter of 2024, the Company repurchased $5.6 million of its common stock pursuant to its stock repurchase plan and has repurchased a total of $73.2 million of the $150.0 million that was authorized by the board of directors. In addition, the Company paid a cash dividend of $13.9 million during the first quarter.

“Despite the challenging economic conditions that negatively impacted our industry in the first quarter, we are proud to continue to return value to our shareholders through our quarterly dividends and stock repurchase program. We remain confident that our long-term initiatives and the investments we have made in our business over the last several years will help us to navigate a difficult market while keeping our balance sheet strong,” Rush added.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter of 2024 on Wednesday, April 24, 2024, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live via the Internet at

http://investor.rushenterprises.com/events.cfm.

Participants may register for the call at:

https://register.vevent.com/register/BIef2b5a2670d548bc9fa124a7078c5d98

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at

http://investor.rushenterprises.com/events.cfm.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 22 states and Ontario, Canada, including 125 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Dennis Eagle, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts s and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2023. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$155,905	$183,725
Accounts receivable, net	303,444	259,353
Note Receivable, affiliate	5,500
Inventories, net	2,031,775	1,801,447
Prepaid expenses and other	20,377	15,779
Total current assets	2,517,001	2,260,304
Property and equipment, net	1,501,066	1,488,086
Operating lease right-of-use assets, net	119,329	120,162
Goodwill, net	419,728	420,708
Other assets, net	71,882	74,981
Total assets	$4,629,006	$4,364,241

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,248,853	$1,139,744
Current maturities of finance lease obligations	38,210	36,119
Current maturities of operating lease obligations	16,716	17,438
Trade accounts payable	181,079	162,134
Customer deposits	127,400	145,326
Accrued expenses	145,071	172,549
Total current liabilities	1,757,329	1,673,310
Long-term debt, net of current maturities	524,450	414,002
Finance lease obligations, net of current maturities	99,394	97,617
Operating lease obligations, net of current maturities	104,600	104,514
Other long-term liabilities	28,788	24,811
Deferred income taxes, net	159,525	159,571
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2024 and 2023	–	–
Common stock, par value $.01 per share; 105,000,000 Class A shares and 35,000,000 Class B shares authorized; 61,813,022 Class A shares and 16,715,277 Class B shares outstanding in 2024; and 61,461,281 Class A shares and 16,364,158 Class B shares outstanding in 2023	815	806
Additional paid-in capital	556,001	542,046
Treasury stock, at cost: 1,220,155 Class A shares and 1,731,162 Class B shares in 2024; and 1,092,142 Class A shares and 1,731,157 Class B shares in 2023	(125,462)	(119,835)
Retained earnings	1,508,202	1,450,025
Accumulated other comprehensive income (loss)	(4,054)	(2,163)
Total Rush Enterprises, Inc. shareholders’ equity	1,935,502	1,870,879
Noncontrolling interest	19,418	19,537
Total shareholders’ equity	1,954,920	1,890,416
Total liabilities and shareholders’ equity	$4,629,006	$4,364,241

The accompanying notes are an integral part of these consolidated financial statements.

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2024	2023

Revenues
New and used commercial vehicle sales	$1,123,319	$1,161,725
Aftermarket products and services sales	649,196	648,226
Lease and rental sales	87,921	86,666
Finance and insurance	5,394	6,571
Other	6,169	8,579
Total revenue	1,871,999	1,911,767
Cost of products sold
New and used commercial vehicle sales	1,006,100	1,050,365
Aftermarket products and services sales	412,254	402,155
Lease and rental sales	63,770	60,478
Total cost of products sold	1,482,124	1,512,998
Gross profit	389,875	398,769
Selling, general and administrative expense	263,665	256,808
Depreciation and amortization expense	15,750	14,314
Gain on sale of assets	150	129
Operating income	110,610	127,776
Other income	177	2,347
Interest expense, net	17,973	10,983
Income before taxes	92,814	119,140
Income tax provision	21,325	28,350
Net income	71,489	90,790 90,790
Less: Net income (loss) attributable to noncontrolling interest	(119)	335
Net income attributable to Rush Enterprises, Inc.	$71,608	$90,455

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$0.91	$1.10
Diluted	$0.88	$1.07

Weighted average shares outstanding:
Basic	78,483	82,150
Diluted	81,454	84,846

Dividends declared per common share	$0.17	$0.14

The accompanying notes are an integral part of these consolidated financial statements.

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted Net Income, Adjusted Total Debt, Adjusted Net (cash) Debt, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Invested Capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	March 31, 2024	March 31, 2023
New heavy-duty vehicles	$666,339	$736,710
New medium-duty vehicles (including bus sales revenue)	333,634	286,947
New light-duty vehicles	27,471	27,992
Used vehicles	88,009	102,656
Other vehicles	7,866	7,420

Absorption Ratio	130.1%	136.5%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	March 31, 2024	March 31, 2023
Floor plan notes payable	$1,248,853	$1,015,971
Current maturities of finance lease obligations	38,210	31,894
Long-term debt, net of current maturities	524,450	262,467
Finance lease obligations, net of current maturities	99,394	100,240
Total Debt (GAAP)	1,910,907	1,410,572
Adjustments:
Debt related to lease & rental fleet	(657,980)	(390,385)
Floor plan notes payable	(1,248,853)	(1,015,971)
Adjusted Total Debt (Non-GAAP)	4,074	4,216
Adjustment:
Cash and cash equivalents	(155,905)	(226,292)
Adjusted Net Debt (Cash) (Non-GAAP)	$(151,831)	$(222,076)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	March 31, 2024	March 31, 2023
Net Income (GAAP)	$328,208	$389,384
Provision for income taxes	106,975	117,701
Interest expense	59,907	28,888
Depreciation and amortization	61,266	56,305
(Gain) loss on sale of assets	864	(2,404)
EBITDA (Non-GAAP)	557,220	589,874
Adjustment:
Less Interest expense associated with FPNP and L&RFD	(60,965)	(29,484)
Adjusted EBITDA (Non-GAAP)	$496,255	$560,390

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP and the L&RFD to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP and L&RFD as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	March 31, 2024	March 31, 2023
Net cash provided by operations (GAAP)	$48,194	$352,610
Acquisition of property and equipment	(357,571)	(287,817)
Free cash flow (Non-GAAP)	(309,377)	64,793
Adjustments:
Draws on floor plan financing, net	233,017	285,070
Payments on L&RFD, net	243,227	(157,979)
Cash used for L&RF purchases	233,978	213,029
Non-maintenance capital expenditures	29,617	16,518
Adjusted Free Cash Flow (Non-GAAP)	$430,462	$421,431

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts scheduled principal payments on fixed rate notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	March 31, 2024	March 31, 2023
Total Rush Enterprises, Inc. shareholders' equity (GAAP)	$1,935,502	$1,810,670
Adjusted net debt (cash) (Non-GAAP)	(151,831)	(222,076)
Adjusted Invested Capital (Non-GAAP)	$1,783,671	$1,588,594

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.